Exhibit 10.20

[GSI Logo Appears Here]

November 10, 2005

Robert Bowen

11 Graystone Lane

Weston, MA 02493

Bob,

It is with pleasure I confirm our offer for you to join the executive management team at GSI Group Inc., in the capacity of Vice President and Chief Financial Officer. In this role you will work to promote and protect the long-term financial and operational interests of the Company and report directly to me.

Your compensation package will consist of an annualized base salary of $290,000.00 ($11,153.85 per pay period) plus an at target bonus opportunity of 50% of your base salary. Since you will be a key contributor to the growth in shareholder equity, I will recommend to the Board of Directors you be awarded a grant of 50,000 options subject to the terms of the Plan document.

In accordance with the policies of the Company, you will be eligible to participate in the Company’s benefit programs which currently include health, dental, vision, life, accidental death and dismemberment and disability insurance and a company matched 401k plan.

As an executive officer, you will also be entitled to four weeks annual vacation, supplemental disability coverage and a monthly automobile allowance. Should you have any questions regarding these benefit programs, please contact Linda Palmer.

This offer is contingent upon the following:

Your ability to pass a standard background check, which is limited to a review of credit, and any civil, criminal records and verification of education credentials;

Your ability to satisfy the requirements of the Immigration Reform and Control Act of 1986;

The absence of a non-compete or other agreement, which would limit your ability to perform this assignment;

Completion of the HayGroup Executive Assessment process to the Company’s satisfaction.

All employees are required to sign a confidentiality agreement and the Company’s Code of Ethics as a condition of employment. You may find a copy of the Code on GSIG’s website or you may request a written copy.

GSI Group, Corporate Offices

39 Manning Road

Billerica, MA 01821

Tel: 978-439-5511

Fax: 978-663-9466

www.gsigrp.com

[GSI Logo Appears Here]

Accepting this position during a CEO transition represents potential risk. With that in mind, should your employment be terminated without cause within eighteen months of your start date, the Company will continue to pay your salary and benefits for a period of nine months.

Bob, on behalf of the executive team and the Board, we look forward to working with you and welcome your acceptance of our offer. Please sign below, indicating your start date and return as soon as possible. This offer letter replaces any and all outstanding offers pending at this time.

Sincerely,

/S/ CHARLES D. WINSTON
Charles D. Winston President, CEO

/S/ ROBERT BOWEN	11-28-05
Robert Bowen 11/17/05	Start Date

[GSI Logo Appears Here]

November 15, 2005

Robert Bowen

11 Graystone Lane

Weston, MA 02493

Dear Bob,

This serves as an addendum to our offer letter dated November 10, 2005.

Should your employment terminate without cause within 18 months of your start date, the Company will continue to pay your salary and benefits for a period 12 months.

You are eligible to be reimbursed for up to $4000.00 annually for personal tax and financial services.

Upon shareholder approval of a new Equity Incentive Plan, you will be eligible for long term performance based incentive opportunities.

As the Chief Financial Officer, you will have the same level of indemnification as any officer or Board member of the company supported by a significant level of D&O Insurance. You should know that our company’s history is void of any shareholder-based litigation.

I hope the above information helps to convey our confidence in your abilities and our enthusiasm for you to join our Company.

We look forward to receiving your signed offer with the attached addendum indicating your start date.

Sincerely,

/S/ LINDA PALMER	/S/ ROBERT BOWEN
Linda Palmer VP, Corporate Resources	Robert Bowen 11/17/05

GSI Group, Corporate Offices

39 Manning Road

Billerica, MA 01821

Tel: 978-439-5511

Fax: 978-663-9466

www.gsigrp.com